Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT INITIATES CEO TRANSITION

Jeffrey M. Peek to Lead Restructuring Effort through Year-End

NEW YORK – October 13, 2009 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced that its Chairman and Chief Executive Officer, Jeffrey M. Peek, has informed the Board of Directors that he plans to resign from CIT effective December 31, 2009. The Board is forming a Search Committee to oversee the recruitment process and ensure a smooth leadership transition at the Company.

“CIT’s recently launched restructuring plan is designed to enhance its capital levels, bolster liquidity and return the Company to profitability,” said Mr. Peek. “By strengthening CIT’s financial position, the Company will advance its bank-centric model and invigorate its market leading franchises which support the small business and middle market sectors of the economy. Now is the appropriate time to focus on a transition of leadership, and I look forward to working closely with our Board during that process.”

“We are grateful for Jeff’s many contributions to the Company,” said Vice Admiral John Ryan, Lead Director, speaking on behalf of the Board of Directors. “He has exhibited remarkable commitment and resolve while also providing invaluable leadership during a challenging period. We are pleased that Jeff has committed to remain fully engaged as CEO through the end of the year, and he will continue to have our complete support as we conduct the search for his successor.”

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About CIT

CIT (NYSE: CIT) is a bank holding company with more than $60 billion in finance and leasing assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual and financial capital to its customers worldwide. CIT maintains leadership positions in small business and middle market lending, retail finance, aerospace, equipment and rail leasing, and vendor finance. Founded in 1908 and headquartered in New York City, CIT is a member of the Fortune 500. www.cit.com.

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CIT MEDIA RELATIONS:
C. Curtis Ritter
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Curt.Ritter@cit.com

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